Exhibit 3

JOINDER TO JOINT FILING AGREEMENT

Reference is hereby made to the Joint Filing Agreement, dated as of February 12, 2013, as amended on February 14, 2014 (the “Agreement”). I, as a signatory to Amendment Number 2 of the statement on Schedule 13G to which this Joinder is attached, hereby agree to become party to the Agreement and further agree that the aforementioned statement is, and any amendments thereto filed by me or any of the signatories to the Agreement will be, filed on behalf of each of the parties to the Agreement.

Dated: February 11, 2015	/s/ George Pavlov Name: George Pavlov